Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Acadia Realty Trust

Rye, New York

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Acadia Realty Trust 2020 Share Incentive Plan of our reports dated February 20, 2020, relating to the consolidated financial statements, the effectiveness of Acadia Realty Trust’s internal control over financial reporting, and schedule of Acadia Realty Trust appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ BDO USA, LLP

New York, New York

November 5, 2020